PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


Oswego, New York April 22, 2003. Bridge Street Financial, Inc., (the "Company"), the holding company for Oswego County National Bank , (the "Bank"), reported net income of $211,000 for the three months ended March 31, 2003 compared to $283,000 for the same period of 2002. As a result of the Company's second-step conversion completed on January 15, 2003 all share and per share amounts have been restated giving retroactive recognition to the second-step conversion ratio of 1.02612. The second-step conversion was accounted for as a change in corporate form with no resulting change in the historical basis of the Company's assets, liabilities and equity.

Gregory J. Kreis, President and CEO said that, "The second step conversion process that started last June was completed on January 15th with the approval of a charter conversion from a thrift charter to a commercial bank charter. Over $15 million of new capital was raised in the transaction that will give the Company the basis for growth for the future. The new capital comes to us at a difficult time however with a weak economy and a 40 year low point in interest rates. Margin compression created from the declining interest rates hindered earnings in the first quarter, along with added expenses as a result of the name change."

Kreis went on to say that, "We are working hard to generate quality loan volume that will enhance earnings and leverage the funds raised in the offering. On April 9th the Company announced that it has acquired property at the corner of Route 11 and Bartell Road in the village of Brewerton and plans to open the third branch in Onondaga County this summer. We believe that the Brewerton area will offer us an excellent opportunity for continued growth in the Onondaga County market. A purchase and sales contract has also been signed for vacant land in the village of Baldwinsville where the Company plans to build a branch at some point in the future. The timing of the opening of that branch has not been determined at this time. The addition of both of those locations were targeted as a part of our strategic plan for expansion of our marketing areas and growth of the Company."

"Although we are disappointed with the decrease in earnings in the first quarter we are very focused on the long term mission of effectively growing the franchise value of the Company and long term improvement in earnings. We feel that strategy will give our shareholders the best overall value for their investment", Mr. Kreis added.

Net income for the first quarter of 2003 was impacted by a number of factors: the slow economy which resulted in reduced loan originations, a reduction of net interest margin during a historically low point in the interest rate cycle, the Company's current strategy of asset/liability management which has positioned the Company for increases in net interest rate margin as rates increase and approximately $77,000 of operating costs associated with the charter conversion to a national bank and the associated name change. Net interest income for the quarter ended March 31, 2003 increased 2.0% to $1,517,000 compared to $1,487,000 for the same period in 2002. Non interest income for the quarter ended March 31, 2003 increased by 29.0% to $868,000 compared to $673,000 for the same period in 2002 due, in part, to increased service fee income from loans and deposits of $72,000, an increase of $83,000 for net gains on securities transactions



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and a $25,000 increase in the net gain on the sale of loans. The provision for loan losses for the quarter ended March 31, 2003 increased $23,000 compared to the same period in 2002. The increased provision for loan losses was due, in part, to increased provision requirements related to the growth of commercial loans and a soft economy. Operating expenses for the first quarter of 2003 increased to $2,046,000 from $1,745,000 in 2002. Operating costs in the first quarter of 2003 include certain costs associated with the new branch that opened in the second quarter of 2002, the above mentioned costs associated with the charter conversion and name change and increased employee benefit costs for healthcare and pension.

Basic and diluted earnings per share were $.08 for the quarter ended March 31, 2003, as compared to $.11 for the same period in 2002. Net interest margin decreased to 3.82% for the quarter ended March 31, 2003 compared to 4.39% for the same period in 2002. Return on average assets decreased to 0.44% for the quarter ended March 31, 2002 compared to 0.70% for the same period in 2002. Return on average equity for the quarter ended March 31, 2003 decreased to 2.77% compared to 7.18% for the same period in 2002. Book value per share increased to $11.91 at March 31, 2003 compared to $6.31 for the same period in 2002, primarily as a result of net proceeds received from the second step conversion.

Total assets increased by 15.8% to $194,875,000 at March 31, 2003 compared to $168,281,000 at March 31, 2002. The increase in total assets was due, in part, to $14.2 million of net proceeds received from the second-step conversion, which were used to purchase short-term investments until these proceeds can be deployed in higher yielding assets. Total loans decreased by 0.6% to $107,264,000 at March 31, 2003 compared to $107,923,000 for the same period in 2002. Total loans have decreased due to the slow economy and residential mortgage customer's preference for fixed rate loans which the Company has continued to sell in the secondary market. Total deposits increased by 11.7% to $146,916,000 at March 31, 2003 compared to $131,561,000 at March 31, 2002. The growth in deposits is the result of customer's acceptance of deposit products combined with customer's movement of funds away from volatile and risky equity investments. Nonperforming assets as a percentage of total assets decreased to ..59% at March 31, 2003 compared to .65% at March 31, 2002. The allowance for loan losses as a percentage of nonperforming loans was 110.31% at March 31, 2003 compared to 88.37% at March 31, 2002. Shareholder equity increased to $31,208,000 at March 31, 2003 compared to $16,036,000 at March 31, 2002 primarily due to the second-step conversion.

The Board of Directors of Bridge Street Financial, Inc., at its regularly scheduled meeting on April 17, 2003, declared a dividend of four cents per share to shareholders of record on April 25th, 2003 and payable on or about May 15th, 2003.

Bridge Street Financial, Inc., successor to Oswego County Bancorp, Inc. is the holding company of Oswego County National Bank, formerly Oswego County Savings Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and six branches in Oswego, Fulton, Pulaski, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS,

UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (Unaudited)
                                 March 31, 2003

(dollars in thousands, except per share)

                                              For the quarter ended
                                         ------------------------------
INCOME STATEMENT DATA: (a)               3/31/2003 12/31/2002 3/31/2002
                                         ------------------------------

Interest income                             $2,310     $2,372    $2,477
Interest expense                               793        898       990
                                         ------------------------------
Net interest income                          1,517      1,474     1,487
Provision for loan losses                       90        195        67
                                         ------------------------------
Net interest income
  after provision for losses                 1,427      1,279     1,420

Noninterest income                             868        853       673
Operating expenses                           2,046      1,786     1,745
                                         ------------------------------
Income before taxes                            249        346       348
Income taxes                                    38         63        65
                                         ------------------------------

Net income                                     211        283       283


Basic earnings per share                      0.08       0.11      0.11
Diluted earnings per share                    0.08       0.11      0.11

Interest rate spread (b)                     3.33%      3.54%     3.96%
Net interest margin (b)                      3.82%      3.90%     4.39%
Return on average assets                     0.44%      0.62%     0.70%
Return on average equity                     2.77%      6.66%     7.18%


BALANCE SHEET DATA: (a)
                                             For the quarter ended
                                         3/31/2003 12/31/2002 3/31/2002
                                         ------------------------------

Investments                                $51,588    $40,492   $40,477
Loans                                      107,264    107,593   107,923
Allowance for loan losses                   (1,262)    (1,190)     (973)
Total assets                               194,875    194,923   168,281

Deposits                                   146,916    145,684   131,561
Stock subscription escrow                        -     15,107         -
Borrowings                                  13,700     13,700    17,925
Shareholders' equity                        31,208     16,936    16,036
Shares outstanding, net (c), (d)         2,619,982  2,553,586 2,541,214
Book value per share (d)                     11.91       6.63      6.31

Nonperforming assets
  to total assets (e)                        0.59%      0.49%     0.65%
Allowance to nonperforming loans           110.31%    124.35%    88.37%
Equity to assets                            16.01%      8.69%     9.53%



(a) The Company completed a second-step conversion on January 15, 2003. The conversion was accounted for as a change in corporate form with no resulting change in the historical basis of the Company's assets, liabilities and equity.
(b) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(c) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(d) Share data and per share amounts have been restated giving retroactive recognition to the second-step conversion ratio.
(e) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.